UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 23, 2009

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On June 23, 2009, Calando Pharmaceuticals, Inc. (“Calando”), a subsidiary of Arrowhead Research Corporation (the “Company”), entered into two license agreements (the “Agreements”) with Cerulean Pharma Inc. (“Cerulean”) in connection with Calando’s linear-cyclodextrin drug delivery platform and associated clinical-stage anti-cancer drug, IT-101. Under the terms of the Agreements, Calando granted Cerulean an exclusive, royalty-bearing worldwide license to certain patent rights and know-how and transferred to Cerulean certain intellectual property related to linear-cyclodextrin drug delivery platform and IT-101 in exchange for an initial payment of $2.4 million. Calando will also provide certain assistance to Cerulean in order to help Cerulean develop the linear-cyclodextrin drug delivery platform and IT-101 under the terms of the Agreements. Under the Agreements, Calando retains the rights to use the linear-cyclodextrin drug delivery platform to deliver tubulysin, cytolysin (the rights to deliver both of which were sublicensed by Calando to R&D Biopharmaceuticals GmbH), second generation epothilones, as well as any kind of nucleic acid, e.g., a DNA or siRNA therapeutic. As such, Calando retains the rights to its RONDELTM platform, as well as the CALAA-01 and CALAA-02 lead drugs.

Under the terms of the Agreements, Cerulean will pay Calando up to $2.75 million in development milestone payments if IT-101 progresses through clinical trials and receives marketing approval. If approved, Calando is also entitled to receive up to an additional $30 million in sales milestones, plus royalties on net sales, depending on sales levels, with any development milestone payments credited against such royalties. For every new drug candidate that Cerulean is able to bring to market with the linear-cyclodextrin drug delivery platform, Calando is entitled to receive to up to $3 million in development milestone payments and up to an additional $15 million in sales milestones, plus royalties on annual net sales, depending on sales levels, with any development milestone payments credited against such royalties. In addition, should any Cerulean sublicensees develop and sell IT-101, Calando shall be entitled to a 10% to 40% of Cerulean’s sublicense income, depending on timing of the underlying sublicensing deal.

The Agreements shall continue until the expiration of all royalty obligations, provided that Cerulean may terminate either of the Agreements with thirty days notice to Calando. Unless done so for reasons related to an IT-101 safety concern, if the IT-101 Agreement is terminated by Cerulean, it shall grant Calando an exclusive, royalty-free worldwide license back to Calando with regard to those patent rights assigned to Cerulean with respect to IT-101. Under such circumstances, Cerulean would also transfer back the IT-101 Investigational New Drug Application. If Cerulean terminates the Agreement relating to the linear-cyclodextrin drug delivery platform, it will grant an exclusive, royalty-free worldwide license back to Calando with regard to those patent rights assigned to Cerulean with respect to the platform. The Agreements also contain certain customary representations and warranties, indemnification and confidentiality provisions. In addition, Arrowhead shall guarantee Calando’s duties to Cerulean under the Agreements as well as indemnify Cerulean to the same extent as Calando indemnifies Cerulean under the Agreements.

To facilitate the completion of the Agreements, holders (including the Company) of an aggregate of $2.9 million of Calando Unsecured Convertible Promissory Notes (the “Notes”) converted principal and interest into a newly authorized Calando Series A Preferred Stock (the “Series A Stock”). The Notes were previously described on Form 8-K filed by the Company on December 3, 2008. The non-voting Series A Stock has a liquidation preference of 2.5 times the Series A Original Issue Price of $1,000 per share, is convertible into common stock at a conversion price of $0.57 per share. The Company converted all of its Notes representing a principal balance of $800,000 plus interest into approximately 830 shares of Series A Stock. One Note for $570,000 remains outstanding.

In connection with the Agreements and the expiration of Calando’s facility lease, Calando donated laboratory equipment with a net book value of approximately $90,000 to the California Institute of Technology (“Caltech”) as payment in full for $168,000 of accumulated patent costs and in consideration of certain modifications to Calando’s license with Caltech for its drug delivery platform technology. Caltech will be entitled to receive 15% of royalty payments, if any, Calando receives from Cerulean (“Caltech Payments”). However, Caltech will only receive Caltech Payments after (a) Calando has paid its creditors, (b) the holder of the single outstanding Note has been repaid in full or the Note has been converted into common stock, and (c) the holders of the Series A Preferred Stock have received aggregate payments equal to 2.5 times the aggregate Series A issue price (which is $1,000 per share) and/or all shares of Series A Preferred Stock have been redeemed or converted into common stock. Moreover, Caltech will not receive any portion of the upfront, development milestone or sales milestone payments associated with the Cerulean transaction.

As previously disclosed in the Company’s periodic reports on Forms 10-K and 10-Q, Calando is in the process of reducing its operations as it outlicenses its technology. Calando expects to close its facility located in Pasadena, California on June 30, 2009 and is continuing to pursue partnership arrangements for RONDEL TM, its siRNA delivery platform. The completion of the Phase I trial for Calando’s clinical candidate, CALAA-01 will depend on the availability of sufficient capital. Proceeds from the Cerulean transaction are expected to be sufficient to satisfy negotiated settlements of Calando’s outstanding obligations, but not sufficient to fund continued operations or complete the Phase I trial. Calando’s cash consumption needs are projected to be minimal going forward and the Company expects to allocate minimal capital to Calando in the foreseeable future.

The foregoing is intended only as a summary of the terms of the Agreements and is qualified in its entirety by the Agreements, copies of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending June 30, 2009, requesting confidential treatment for certain portions.

On June 25, 2009, Unidym, Inc. (“Unidym”), a majority owned subsidiary of the Company, and TEL Venture Capital (“TEL VC”) entered into an IP Transfer and Waiver Agreement (the “Waiver Agreement”). Pursuant to the Waiver Agreement, Unidym and TEL VC became co-owners of certain patents and patent applications owned by Unidym and related to equipment used to deposit inks in liquid crystal displays (“LCD”) or solar cells. Additionally, Unidym granted to TEL VC a nonexclusive license to certain intellectual property owned by Unidym related to production of inks and films in the fields of LCD and solar (the “License”), however, the rights under the License cannot be exercised except in certain conditions such as Unidym’s insolvency or cessation of business. If Unidym achieves certain sales milestones or is acquired by well capitalized chemical or similar company, the License would be terminated. For a period of ten years, TEL shall have the exclusive right to develop certain equipment with Unidym, and TEL and Unidym will negotiate in good faith through September 30, 2009 a joint development program to develop the equipment. Finally, Unidym will pay TEL a 2% royalty on sales of products for LCD and solar applications, regardless of whether the products are produced with TEL equipment.

In exchange for the above mentioned rights, Unidym and TEL VC agreed to postpone and modify certain put rights granted to TEL VC pursuant to that certain subscription agreement (the “TEL Subscription Agreement”) for the purchase of 1,111,111 shares of Unidym Series C-1 stock for $2 million in November 2008. The TEL Subscription Agreement was previously described on Form 8-K filed by the Company on November 19, 2008 and filed as Exhibit 10.14 to the Company’s Form 10-K for the fiscal year ended September 30, 2008. The exercise period of each put right was postponed from the month of July 2009 to the month of August 2009. In addition, if Unidym receives at least $1,500,000 from the sale of Series C-1 Preferred Stock by July 31, 2009, TEL will waive its put rights. As of June 15, 2009, Unidym has received approximately $1 million from the sale of Series C-1 Preferred Stock. Thus, if Unidym receives approximately $500,000 from the sale of Series C-1 Preferred Stock by July 31, 2009, each put right will be forever waived. Additionally, the Company has acquired 833,333 of TEL VC’s Series C-1 shares in exchange for restricted Common stock of the Company, described below in Item 3.02.

On June 25, 2009, Unidym and the Company entered into a Subscription Agreement (the “Arrowhead Subscription Agreement”) whereby Unidym issued 333,334 shares of Unidym’s Series C-1 Preferred Stock (the “Series C-1 Shares”) to the Company, at a purchase price of $1.80 per C-1 Share for an aggregate purchase price of $600,001, consisting of $420,001 in cash, $80,000 in bridge loans and $100,000 for intercompany advances for payroll and operating expenses by the Company for the benefit of Unidym. Each Series C-1 Share is convertible into one share of Unidym common stock or into a security equivalent to that issued by Unidym in its next financing.

The foregoing is intended only as a summary of the terms of the Agreements and is qualified in its entirety by the Agreements, copies of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.

Item 3.02.	Unregistered Sales of Equity Securities.

On June 11, 2009, pursuant to the terms of an Exchange Agreement dated February 25, 2009 (the “Unidym Agreement”), the Company issued 1,324,625 shares of restricted common stock (the “Shares”) in exchange for an equal number of Series A Preferred Stock of Unidym, Inc., a majority owned subsidiary of the Company

(“Unidym”). The Shares were exchanged with several Unidym Series A Preferred stockholders. The exchange of Shares was offered to “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)) and was exempt from registration under the Securities Act in reliance on the exemptions provided by Section 4(2) of the Securities Act, and the rules and regulations promulgated thereunder. The Unidym Agreement was previously disclosed on Form 8-K filed by the Company on April 3, 2009 and filed as an Exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2009.

On June 25, 2009, the Company and TEL VC entered into an Exchange Agreement (the “Exchange Agreement”) whereby the Company issued 1,944,444 shares of restricted common stock (the “TEL Shares”) to TEL in exchange for 1,111,111 shares of Unidym Series C Preferred Stock and 833,333 shares of Unidym Series C-1 Preferred Stock. TEL is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) and the offering was exempt from registration under the Securities Act in reliance on the exemptions provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

Pursuant to section (b) of Item 3.02 of Form 8-K, the issuance of the TEL Shares, aggregated with the issuance of the Shares, constitutes more than 5% of the number of shares of common stock of the Company outstanding since the Company’s last periodic report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Unsecured Convertible Promissory Note Agreement (1)

10.2	Subscription Agreement dated November 13, 2008 between Unidym, Inc. and TEL Venture Capital, Inc. (2)

10.3	Exchange Agreement dated February 25, 2009, by and among Arrowhead and several holders of Unidym, Inc. Series A Preferred Stock (3)

(1)	Incorporated by reference from the Company’s 8-K filed on December 3, 2008.
(2)	Incorporated by reference from the Company’s 10-K for the year ended September 30, 2008 filed on December 15, 2008.
(3)	Incorporated by reference from the Company’s 10-Q for the quarter ended March 31, 2009 filed on May 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 29, 2009

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Paul C. McDonnel
Paul C. McDonnel
Chief Financial Officer